Exhibit 99.01

From:    DRYCLEAN USA. Inc.
         290 NE 68 Street
         Miami, FL  33138
         Michael Steiner  (305) 754-4551
         Venerando Indelicato  (813) 814-0722

                              FOR IMMEDIATE RELEASE

DRYCLEAN USA, Inc. Reports Increased Fiscal 2004 Second Quarter and First Half
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Results
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Miami, FL - February 13, 2004. DRYCLEAN USA, Inc. (AMEX:DCU), today reported improved operating results for both the six and three month periods ended December 31, 2003.

Revenues for the six month period ended December 31, 2003 were $7,441,172 compared to $7,281,638 from the same period of a year ago. Net income increased 22.4% to $279,247, or $.04 per diluted share, for the six month period of fiscal 2004, from $228,130, or $.03 per diluted share, for the same period of fiscal 2003. For the second quarter of fiscal 2004, revenues increased by 19.4% to $4,141,311 from $3,469,965 for the second quarter of last year. Net income for the three-month period increased to $196,088, or $.03 per diluted share in fiscal 2004 from $44,742, or $.01 per diluted share for the same fiscal 2003 period.

Venerando J. Indelicato, Chief Financial Officer of DRYCLEAN USA, Inc, stated: " We are gratified to see a substantial improvement in earnings for the six month period, over the same period of last year. Improved margins coupled with reduced selling and administrative expenses provided the Company with a 42.9% increase in operating income". He also reported, "Due to customer site construction delays some shipments scheduled for the first quarter were shipped in the second quarter. Therefore, it is more meaningful to analyze operating results for the full six-month period rather than by quarter."

DRYCLEAN USA, Inc. is one of the largest franchise and license operations in the dry cleaning industry, currently consisting of over 400 franchised and license stores in the United States, the Caribbean and Latin America. Founded in 1960, its dry cleaning and laundry machinery division is also one of the nation's leading distributors of industrial laundry, dry cleaning machines and steam boilers.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements. Information concerning such factors are discussed in Company reports filed with the Securities and Exchange Commission.

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




DRYCLEAN USA, Inc.

                          DRYCLEAN USA, Inc. (AMEX:DCU)

                      Consolidated Statements of Operations

                                             Six months ended         Three months ended
                                               December 31,             December 31,
                                        -----------------------   -----------------------
                                           2003         2002          2003         2002
                                        ----------   ----------   ----------   ----------
Revenues                                $7,441,172   $7,281,638   $4,141,311   $3,469,965


Net earnings from
   continuing operations                   279,247      188,154      196,088        4,766
Net earnings from disposal
    of discontinued operations                  --       39,976           --       39,976
                                        ==========   ==========   ==========   ==========

Net earnings                            $  279,247   $  228,130   $  196,088   $   44,742

Basic and diluted earnings per share:
  Continuing operations                 $      .04   $      .03   $      .03   $      .00
  Discontinued operations               $       --   $      .00   $       --   $      .01

  Net earnings                          $      .04   $      .03   $      .03   $      .01
Weighted average shares
    outstanding:
    Basic                                7,003,983    6,996,450    7,011,515    6,996,450
    Diluted                              7,035,662    6,996,450    7,074,872    6,996,450